NEWS RELEASE                                   (LOGO APPEARS HERE)
                                               ADVANCED
                                                  MICRO
                                                 DEVICES

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         AMD AND DIGITAL ANNOUNCE FOUNDRY AGREEMENT

     SUNNYVALE, CA ... February 7, 1994 ... Advanced Micro

Devices and Digital Equipment Corporation today announced an agreement under which Digital trademark will become a foundry for

AMD's Am486 trademark microprocessor family.  Digital will produce wafers for AMD at its South Queensferry, Scotland,

manufacturing facility utilizing an adaptation of Digital's

0.68-micron process technology.

     "The selection of Digital Equipment Corporation as a

foundry partner assures that AMD will have more production

capacity to meet growing customer demand for Am486

microprocessors," said W.J. Sanders III, chairman and chief

executive officer of AMD.  "The participation of Digital

will further assure our customers that our products will

meet the highest standards of quality, performance and

reliability."

     "As a merchant semiconductor vendor, this relationship

enables us to further capitalize on our investments in

leading-edge semiconductor process technology and

microprocessor manufacturing," said Robert B. Palmer,

president and chief executive officer of Digital.  "This

agreement will enable Digital to produce increased volumes

in our South Queensferry fab, resulting in lower cost per

wafer for all of Digital's semiconductor products.  Building on our world-class semiconductor design and production

capabilities is a key part of our ongoing plan to return

Digital to sustained profitability."



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

     The agreement is for two years with an option for

extension at the end of that period.  Initial production

shipments of Am486 products from wafers manufactured by

Digital are expected to begin in the fourth quarter of 1994.

AMD expects that shipments of Am486 microprocessors

manufactured from die produced at the Digital facility will

reach an annual run-rate of 2,000,000 units in the first

half of 1995.

     "From a long-term strategic perspective, this agreement

also assures that AMD will have added production capacity

for current and future generations of microprocessor

products," Mr. Sanders said.  "With this foundry agreement,

we have the ability to allocate additional 0.5-micron

manufacturing capacity at our facility in Sunnyvale,

California, to production of both our high-performance Am486 devices and our fifth-generation K5 microprocessor products

in 1995," Mr. Sanders continued.  "In effect, the Digital

foundry will provide a 'bridge' during the completion and

initial production ramp of our new sub 0.5-micron facility,

Fab 25 in Austin, Texas, thereby assuring that AMD will have in place additional capacity to meet expected demand for our most advanced microprocessor products," Mr. Sanders

concluded.

     "Manufacturing the Am486 microprocessor at our Scotland

facility on the same line with our Alpha AXP trademark microprocessors complements our own production plan," said Ed Caldwell,

Digital's vice president of Semiconductor Operations.  "This takes advantage of our high-yielding 0.68-micron process.

In addition, we will be migrating this facility to 0.5-

micron technology over the next year to boost performance

and output of both Alpha AXP and Am486 microprocessors."

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

     Digital Equipment Corporation is the world's leader in

open client/server solutions from personal computing to

integrated worldwide information systems.  Digital's

scalable Alpha AXP platforms, storage, networking, software

and services, together with industry-focused solutions from

business partners, help organizations compete and win in

today's global marketplace.

     Advanced Micro Devices, Inc., the fifth-largest U.S.

manufacturer of integrated circuits, produces

microprocessors and related peripherals, memories,

programmable logic devices and circuits for

telecommunications, office automation and networking

applications.  AMD has sales offices worldwide, and has

manufacturing facilities in Sunnyvale, California;  Austin,

Texas;  Bangkok, Thailand;  Penang, Malaysia;  Singapore;

and Basingstoke, England.

                             ###

AMD news release #94CORP3          AMD-90178

For more information contact:

Advanced Micro Devices        Digital Equipment Corporation
John Greenagel                Lisa Lipson
(408) 749-3310                (508) 568-4352






Am486 is a trademark of Advanced Micro Devices, Inc.
Digital and Alpha AXP are trademarks of Digital Equipment
Corporation.